Zazove Convertible Securities Fund, Inc

Code of Ethics

for Principal Executive and Principal Financial Officers


(Adopted as of December 11, 2006)

I. 	Covered Officers/Purpose of the Code

       The Board of Directors of Zazove Convertible Securities Fund, Inc. (the ?Fund?) has adopted this Code of Ethics
(the ?Code?) applicable to the Fund's Principal Executive Officer and Principal Financial Officer(s) (the "Covered Officers" each of whom is set forth in Exhibit A) for the purpose of promoting:

* honest and ethical conduct, including the ethical handling of the actual or apparent conflicts of interest between personal and professional relationships;
* full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;
* compliance with applicable laws and governmental rules and regulations;
* the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
* accountability for adherence to the Code.

	Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. 	Covered Officers Should Handle Ethically Actual and
Apparent Conflicts of Interest

       A "conflict of interest? occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

	Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund.

The Fund's and Zazove's compliance program and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

	Although typically not representing an opportunity for improper personal benefit, conflicts arise from, or as a result of, contractual relationships between the Fund and Zazove, of which the Covered Officers are also members of management.
As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for Zazove, or for both), be involved in establishing policies and implementing decisions that will have different effects on Zazove and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and Zazove and is consistent with the performance by the Covered Officers of their duties as Officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers
Act, such activities will be deemed to have been handled ethically.

	Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The Following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

	Each Covered Officer must:

* not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;
* not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;
* report at least annually any business affiliations or other business relationships (including those of immediate family members) that have a potential to raise conflicts of interest.

	These are some conflict of interest situations that?s should be approved by Zazove's General Counsel, if material:

* service as a director on the board of any public or private company;
* the receipt of any gifts of significant value or cost from any company with which the Fund has current or prospective business dealings;
* the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent nor so extensive as to raise question of impropriety;
* any ownership interest in, or any consulting or employment relationship with, any of the Fund's non-public service providers, other than Zazove or any affiliated person thereof;
* a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

II. Disclosure and Compliance

* each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;
* each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and self-regulatory organizations;
* each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and Zazove with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and
* it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

III. Reporting and Accountability

	The following shall apply with regard to each Covered
Officer:

* upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), each Covered Officer shall affirm in writing to the Board that he has received, read and understood the Code:
* annually thereafter affirm in writing to the Board that he has complied with the requirements of the Code;
* not retaliate against any other Covered Officer or any employee of the Fund, Zazove or their affiliated persons for reports of potential violations of the Code that are made in good faith;
and * notify Zazove's General Counsel promptly if he knows of any violation of the Code. Failure to do so is itself a violation of the Code.

       	Zazove's General Counsel (or his designee) is responsible for applying the Code to specific situations in which questions are presented under it and has the authority to interpret this Code in a reasonable manner under the circumstances. However, any approvals or waivers granted to the Covered Officers will be promptly reported to the Fund?s Board at its next regular meeting. The General Counsel
(or his designee) is authorized to consult, as appropriate, with outside counsel to Zazove, the Fund and/or its Independent Directors, and is encouraged to do so.

	The following procedures will be followed in investigating and enforcing this Code:

* Zazove's General Counsel (or his designee) will take all appropriate action to investigate any potential violations reported to him;
* if, after such investigations, Zazove's General Counsel believes that no violation has occurred, he is not required to take any further action;
* any matter that the General Counsel believes is in violation will be reported to the Fund?s Board;
* if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Zazove or its management; or a recommendation to dismiss the Covered Officer; and
* any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

IV. Other Policies and Procedures

	This Code shall be sole code of ethics adopted by the Funds for purpose of Sections 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedure of the Fund, or other service providers or any of their affiliates govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund?s Code of Ethics under Investment Company
Act Rule 17j-1 and any other policies and procedures of the Fund are separate requirements applying to the Covered Officers and others, and are not part of this Code.

V. Amendments

	Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified be a majority vote of the Fund?s Board, including a majority of the independent directors.

VI. Confidentiality

	All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.
Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund's Board and its counsel, members of management of Zazove and Zazove's general counsel and legal representatives.

VII. Internal Use

	This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


Exhibit A

Persons Covered by this Code of Ethics

Principle Executive Officer - Gene T. Pretti

Principle Financial Officer - Steven M. Kleiman